Exhibit 10.26
FIRST INDUSTRIAL REALTY TRUST, INC.
1997 STOCK INCENTIVE PLAN
FORM OF NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK AWARD AGREEMENT
     AGREEMENT, made and entered into as of                     , 200___ by and between the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan Committee (the “Committee”) and                      (the “Grantee”).
     WHEREAS, the Grantee has been elected to participate in the First Industrial Realty Trust, Inc. 1997 Stock Incentive Plan (the “Plan”).
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, First Industrial Realty Trust, Inc. (the “Company”) and the Grantee agree as follows:
     (a) Grant. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Committee hereby grants to the Grantee an interest (the “Award”) in ___ shares of common stock, par value $.01 per share, of the Company (the “Shares”). The Award is granted as of ___, 2008 (the “Date of Grant”) and such grant is subject to the terms and conditions contained herein, and the terms and conditions of the Plan.
     (b) Vesting. The Award shall vest, and the Grantee shall be deemed to have acquired complete ownership and control over the Award Shares, under the following circumstances:
(i)	on January 31 of the fifth calendar year following the Date of Grant calendar year (e.g. January 31, 2013 for an Award with a January ___, 2008 Date of Grant);

(ii)	in the event of a Change in Control of the Company, as defined under the Plan;

(iii)	on the January 31 of the year following the year in which the Grantee voluntarily terminates service as a Board member with the Company, as long as the total funds from operations (FFO) or FFO per share of the Company for such year of termination has increased from the FFO or FFO per share for the calendar year immediately preceding the Date of Grant calendar year;

(iv)	in the event of the involuntary termination of the service of the Grantee as a Board member for any reason; or

(v)	the Compensation Committee so directs.

     (a) Share Delivery. Upon vesting, shares shall be issued to the Grantee; provided, that the Company shall not be obligated to issue Shares in certificated form; provided, further, that the Company shall not be obligated to issue any Shares hereunder until all applicable securities laws and other legal and stock exchange requirements have been satisfied. The Grantee shall execute a stock power in the form attached hereto granting the Company the right to transfer Award Shares in the event the Grantee does not vest in the Award.
     (b) Rights of Stockholder. The Grantee shall, by virtue of the Award, be entitled to receive dividends and vote the Award Shares. The grant of the Award shall not confer on the Grantee any right with respect to continuance of service as a Board member with the Company nor shall such grant interfere in any way with the right of the Company to terminate the Grantee’s service as a Board member at any time.
     (c) Recapitalizations, Dividends and Adjustments. In the event of any recapitalization, reclassification, split-up or consolidation of Shares, separation (including a spin-off), dividend on Shares payable in capital stock or other similar change in capitalization of the Company, merger or consolidation of the Company, sale by the Company of all or a portion of its assets or other similar event, the Committee shall make such appropriate adjustments in the number and kind of securities, cash or other property which may be issued pursuant to the Award as is necessary to maintain the proportionate interest of the Grantee and preserve the value of the Award.
     (d) Nontransferability. The Award shall not be transferable by the Grantee except by will or the laws of descent and distribution.
     (e) Withholding. The Grantee agrees to make appropriate arrangements, consistent with the provisions of Section 10 of the Plan, with the Company for satisfaction of any applicable tax withholding requirements, or similar requirements, arising out of this Agreement.
     (f) References. References herein to rights and obligations of the Grantee shall apply, where appropriate, to the Grantee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement. Capitalized terms referred to herein but not defined shall have the meanings given to them in the Plan.
     (g) Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:	First Industrial Realty Trust, Inc.
311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attn: Chief Financial Officer

If to the Grantee:

     (h) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws, except to the extent such law is preempted by federal law.
     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of ___, 200__.

FIRST INDUSTRIAL REALTY TRUST, INC.
By:
Michael J. Havala
Chief Financial Officer

     I hereby acknowledge that I have received a copy of the Plan and am familiar with the terms and conditions set forth therein. I agree to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition to the receipt of the Award, I hereby authorize the Company to withhold from any regular cash compensation payable to me by the Company any taxes required to be withheld under any federal, state or local law as a result of this Award.

GRANTEE

Name:

Date:

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